Exhibit 99.5

Alteryx Announces Closing of $400.0 Million of 0.50% Convertible Senior Notes Due 2024 and $400.0 Million of 1.00% Convertible Senior Notes Due 2026, Including Full Exercise of Initial Purchasers’ $100.0 Million Option to Purchase Additional Notes

August 12, 2019

IRVINE, Calif. —(BUSINESS WIRE)— Alteryx, Inc. (NYSE: AYX) announced today that it has closed its offering of $400.0 million aggregate principal amount of 0.50% Convertible Senior Notes due 2024 (the “2024 notes”) and $400.0 million aggregate principal amount of 1.00% Convertible Senior Notes due 2026 (the “2026 notes” and together with the 2024 notes, the “notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended (the “Act”) for gross proceeds of $800.0 million. The proceeds include the full exercise of the $100.0 million over-allotment option granted by Alteryx to the initial purchasers of the notes.

The 2024 notes are senior, unsecured obligations of Alteryx, and interest of 0.50% per year is payable semi-annually in arrears. The 2026 notes are senior, unsecured obligations of Alteryx, and interest of 1.00% per year is payable semi-annually in arrears. The 2024 notes will mature on August 1, 2024, unless earlier converted or repurchased. The 2026 notes will mature on August 1, 2026, unless earlier converted or repurchased. Prior to May 1, 2024, in the case of the 2024 notes, and prior to May 1, 2026, in the case of the 2026 notes, the relevant series of notes are convertible at the option of holders only upon satisfaction of certain conditions and during certain periods, and thereafter, at any time until the close of business on the second scheduled trading day immediately preceding the relevant maturity date. Upon conversion, the notes may be settled in shares of Alteryx Class A common stock, cash, or a combination thereof, at the election of Alteryx.

Alteryx may not redeem the 2024 notes or the 2026 notes prior to the relevant maturity date of such series of notes. Holders of the relevant series of notes have the right to require Alteryx to repurchase for cash all or a portion of their notes of such series at 100% of the principal amount of the relevant series of notes to be repurchased, plus any accrued and unpaid interest to, but excluding the relevant repurchase date, upon the occurrence of a fundamental change (as defined in the indenture relating to the notes). Alteryx is also required to increase the conversion rate for the relevant series of notes for holders who convert their notes of the relevant series in connection with certain corporate events occurring prior to the relevant maturity date of such series of notes.

The 2024 notes have an initial conversion rate of 5.2809 shares of Alteryx Class A common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $189.36 per share of Alteryx Class A common stock) and the 2026 notes have an initial conversion rate of 5.2809 shares of Alteryx Class A common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $189.36 per share of Alteryx Class A common stock). The initial conversion price of the 2024 notes and 2026 notes represents a premium of approximately 50.0% to the $126.24 per share closing price of Alteryx Class A common stock on The New York Stock Exchange on August 7, 2019.

Alteryx estimates that the aggregate net proceeds from the offering will be approximately $781.2 million, after deducting the initial purchasers’ discount and estimated offering expenses payable by Alteryx. Alteryx used approximately $87.4 million of the aggregate net proceeds from the offering of the notes to pay the cost of the capped call transactions described below to manage potential dilution. Alteryx used $145.4 million of the aggregate net proceeds from the offering and issued approximately 2.2 million shares of Alteryx Class A common stock to repurchase and exchange (such transactions, the “repurchases”) approximately $145.2 million principal amount of its existing 0.50% Convertible Senior Notes due 2023 (the “2023 notes”) in privately negotiated transactions concurrently with the offering. In connection with the repurchases, Alteryx terminated a corresponding portion of the existing capped call transactions that Alteryx entered into when the 2023 notes were issued.

Alteryx intends to use the remainder of the aggregate net proceeds from the offering for general corporate purposes, which may include investments, acquisitions, or other strategic transactions. However, Alteryx has not designated any specific uses and has no current agreements or commitments with respect to any material investment, acquisition, or strategic transaction.

In connection with the pricing of the notes, Alteryx entered into privately negotiated capped call transactions relating to such series of notes with certain financial institutions. The capped call transactions are expected generally to reduce the potential dilution upon any conversion of the relevant series of notes and/or offset any cash payments Alteryx is required to make in excess of the principal amount of such converted notes, as the case may be, upon any conversion of such notes, with such reduction or offset subject to a cap.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of Alteryx Class A common stock, if any, into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

The notes and any shares of Alteryx Class A common stock issuable upon conversion of the notes have not been registered under the Act, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Use of forward looking statements

This press release contains “forward-looking statements” including, among other things, the potential effects of capped call transactions and statements relating to the expected use of proceeds from the offering. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, prevailing market conditions, the anticipated use of the proceeds of the offering, which could change as a result of market conditions or for other reasons the impact of general economic, industry or political conditions in the United States or internationally, and whether the capped call transactions will become effective. We undertake no obligation, and do not intend, to update these forward-looking statements after the date of this release.

Source: Alteryx, Inc.

Investor Contacts

Alteryx, Inc.

Karen Moran, 844-842-1912

VP Investor Relations

ir@alteryx.com

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